EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACTS:      Corporate Contact:                 Investor Relations
               John Carlson                       Harriet Fried
               Exec VP & CFO                      Lippert/Heilshorn & Associates
               480-505-4869                       212-838-3777


                     Alanco Reports Fiscal Year 2009 Results
 Details of Major New StarTrak Contract to be Announced Week of October 5, 2009


(Scottsdale, AZ - October 1, 2009) - Alanco Technologies, Inc. (NASDAQ: ALAN), today announced results for its fiscal year ended June 30, 2009 as reported in its Annual Form 10-K, filed on September 30, 2009.

Sales for the fiscal year totaled $19,102,000 an increase of 42% compared to $13,478,300 reported for the prior fiscal year. StarTrak Systems (wireless asset management segment) sales increased $1,794,700, or 15%, compared to fiscal year 2008, while sales for Alanco/TSI PRISM (RFID technology segment) rose to $5,468,400, an increase of $3,829,000, or 234%, compared to the prior year.

EBITDA before stock-based compensation (loss from continuing operations before stock-based compensation, interest, taxes, depreciation and amortization) for FY 2009 was ($2,100,200) compared to ($5,053,900) in the prior year, an improvement of $2,953,700, or 58.4%. The improvement resulted from reduced operating losses in the Company's StarTrak Systems subsidiary, and a turnaround in the Company's Alanco/TSI PRISM business from a ($1.95) million operating loss in the prior fiscal year to operating income of $239,300 for fiscal 2009.

Robert R. Kauffman, Alanco Chairman and CEO, commented, "I'm pleased to report that, during a difficult period, we managed a significant operating improvement and are poised for immediate gains in the new fiscal year."

"We achieved operating profitability in our TSI PRISM subsidiary, and look forward in the next few months to the acceleration of our partnership with Northrop Grumman Corporation to deploy our proprietary RFID tracking technology in approximately 19 federal immigration detention facilities."

"During the past year, StarTrak Systems has significantly improved its state-of-the-art technology for refrigerated transport management services, as well as introduced an entirely new, lower-cost, hardware platform suitable for multiple applications. During this past fiscal year of restrained capital investment across all industry segments, including transportation, StarTrak managed a 15% sales increase and maintained its 90% plus share of the refrigerated transport monitoring/data services market."

"We are confident that StarTrak's sales growth will accelerate in the new fiscal year, as will be evidenced with our announcement, early in the week of October 5, of a major new contract award from a leader in the refrigerated transportation industry."

Alanco Technologies, Inc. provides wireless tracking and asset management solutions through its StarTrak Systems and Alanco/TSI PRISM subsidiaries. StarTrak Systems is the dominant provider of tracking, monitoring and control services to the refrigerated or "Reefer" segment of the transportation marketplace, enabling customers to increase efficiency and reduce costs of the refrigerated supply chain. Alanco/TSI PRISM is the leading provider of RFID real-time tracking technologies for the corrections industry. Its systems track and record the location and movement of inmates and officers, enhancing safety, security and productivity. For more information, visit the company's website at www.alanco.com.

The Company's financial statements for the fiscal year ended June 30, 2009, as disclosed in its latest Form 10-K filed with the Securities and Exchange Commission on September 30, 2009, contained a going concern qualification from its auditors, Semple, Marchal & Cooper, LLP. This statement is made in compliance with NASDAQ Rule 5250 (b) (2), which requires disclosure of receipt of an audit opinion that contains a going concern qualification.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES THAT MAKE THE COMPANY'S PRODUCTS OBSOLETE;
RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS
UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

                                 (table follows)

                            Alanco Technologies, Inc.
                  Condensed Consolidated Financial Information

                                                          Year ended June 30,
                                                          2009         2008
                                                     ------------- -------------
NET SALES                                            $ 19,102,000  $ 13,478,300
                                                     ============= =============

LOSS FROM CONTINUING OPERATIONS                      $ (5,057,000) $ (6,869,800)
  Loss from discontinued operations                      (391,500)     (439,300)
    Preferred stock dividends                            (478,200)   (2,439,500)
                                                     ------------- -------------
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS         $ (5,926,700) $ (9,748,600)
                                                     ============= =============
NET LOSS PER SHARE - BASIC AND DILUTED
    Continuing operations                            $      (0.16) $      (0.30)
                                                     ============= =============
    Discontinued operations                                 (0.01)        (0.02)
                                                     ============= =============
    Preferred stock dividends                        $      (0.02) $      (0.11)
                                                     ============= =============
    Net loss attributable to common shareholders     $      (0.19) $      (0.42)
                                                     ============= =============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING             31,789,700    22,995,800
                                                     ============= =============
  EBITDA Reconciliation for the Twelve Months
     Ended 6-30-08
                                                           Fiscal Years Ended
                                                     June 30, 2009 June 30, 2008
                                                     ------------- -------------
EBITDA before Stock-based compensation               $ (2,100,200) $ (5,053,900)
     Stock-based compensation                          (1,471,300)     (423,000)
                                                     ------------- -------------
EBITDA                                               $ (3,571,500) $ (5,476,900)
       Net interest expense                              (900,700)     (792,900)
       Depreciation and amortization                     (584,800)     (600,000)
                                                     ------------- -------------
LOSS FROM CONTINUING OPERATIONS                      $ (5,057,000) $ (6,869,800)
                                                     ============= =============

                                     # # #